UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Mullen Automotive Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-3289406
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

1405 Pioneer Street, Brea, California	92821
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A-1 Junior Participating Preferred Stock	The Nasdaq Stock Market, LLC (Nasdaq Capital Market)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

MULLEN AUTOMOTIVE INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Amendment No. 1 (the “Amendment”) amends the Registration Statement on Form 8-A originally filed by Mullen Automotive Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on May 6, 2024. The Amendment is being filed to amend the description of preferred stock purchase rights (the “Rights”) of the Company. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement (as defined below).

Item 1.	Description of Registrant’s Securities to be Registered.

On February 5, 2025, the Company entered into a First Amendment (the “First Amendment”) to the Rights Agreement dated as of May 1, 2024 (the “Rights Agreement”) with Continental Stock Transfer & Trust Company, a New York limited liability trust company, as Rights Agent. The First Amendment changes the governing law of the Rights Agreement from Delaware law to New York law.

On April 29, 2025, the Company entered into a Second Amendment (the “Second Amendment”) to the Rights Agreement. The Second Amendment extends the Final Expiration Date of the Rights Agreement until May 1, 2026, unless the Rights are earlier redeemed or exchanged by the Company. The Rights Agreement otherwise remains unmodified and in full force and effect in accordance with its terms.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Rights Agreement, a copy of which is filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the SEC on May 6, 2024, the First Amendment, a copy of which is filed as Exhibit 4.2(a) to the Registration Statement on Form S-1/A filed by the Company with the SEC on February 6, 2025, and the Second Amendment, a copy of which is filed as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the SEC on the date hereof, each of which is incorporated by reference into this Item 1.

Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
4.1	Rights Agreement dated as of May 1, 2024, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent, which includes as Exhibit B and Exhibit C the Form of Common Rights Certificate and the Form of Preferred Rights Certificate, respectively (incorporated by reference to Exhibit 4.1 to the Form 8-K (File No. 001-34887) filed with the SEC on May 6, 2024).
4.1(a)	First Amendment to Rights Agreement dated February 5, 2025 between the Company and Continental Stock Transfer & Trust Company, as rights agent (Incorporated by reference to Exhibit 4.2(a) of the Company’s Form S-1/A (File No. 333-282516), filed with the SEC on February 6, 2025.)
4.1(b)	Second Amendment, dated April 29, 2025, to Rights Agreement, dated as of May 1, 2024, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Form 8-K (File No. 001-34887) filed with the SEC on May 2, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MULLEN AUTOMOTIVE INC.

Date: May 2, 2025	By:	/s/ David Michery
David Michery
Chief Executive Officer

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